BOARD OF DIRECTORS


o       Jerome Fagerland - General Manager of NEDAK, President of the Board
        - Atkinson, NE
o       Everett Vogel - Chairman of the Board - Stuart, NE
o       Dick Bilstein - Vice-Chairman of the Board- Atkinson, NE
o       Tim Borer - Secretary-Treasurer - Atkinson, NE
o       Paul Corkle, Atkinson, NE
o       Steve Dennis - O'Neill, NE
o       Clayton "Butch" Goeke - Atkinson, NE
o       Jeff Lieswald - Atkinson, NE
o       Robin Olson - Atkinson, NE
o       Ken Osborne - Atkinson, NE
o       Paul Seger - Atkinson, NE
o       Kirk Shane - Atkinson, NE
o       Todd Shane - O'Neill, NE
o       Gerald Winings - Atkinson, NE

NEDAK Ethanol LLC has filed a registration statement with the SEC for this offering, which includes a prospectus. Before you invest you should read the prospectus and other documents NEDAK has filed with the SEC for more complete information. You may get these documents free by visiting the EDGAR section of the SEC's website at www.sec.gov or from NEDAK by calling (402) 925-5570.

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                             THE NEDAK OPPORTUNITY

o NEDAK Ethanol is a group of investors committed to the economic growth of Holt County and surrounding areas.

o NEDAK will build a 44 MGPY fuel grade ethanol facility, centrally located in Holt County (Atkinson) Nebraska.

o The project will process more than 17 million bushels of corn annually into ethanol and high quality distillers grain.

o Three years of planning by the NEDAK Board coincides with the passage of landmark federal legislation that requires increasing demand for ethanol over the next 7 years.

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                                   WHY NEDAK?

o The NEDAK Board has developed a feasibility study, a business plan, and after extensive homework the board and supporting team are proceeding with the ethanol plant project.

o Holt County and surrounding area farmers produce some of the lowest priced corn in the United States, which will help to ensure that NEDAK ethanol can be price competitive with other producers.

o From the location of the NEDAK plant, ethanol can be economically shipped by truck, or truck-to-rail.

o NEDAK has entered into agreement with an experienced ethanol marketing firm to market ethanol.

o The NEDAK plant will be located within easy, economical reach of feedlots thereby allowing for the profitable marketing of modified distillers grains, a valuable co-product of the ethanol process.

                               THE ETHANOL PLANT

o NEDAK HAS PARTNERED WITH DELTA-T CORPORATION OF WILLIAMSBURG, VIRGINIA, AN EXPERIENCED DESIGN, BUILD AND DEVELOPMENT COMPANY THAT HAS A SUCCESSFUL TRACK RECORD OF BUILDING PLANTS.

o THE PLANT WILL BE RATED FOR 44 MILLION GALLONS PER YEAR, WITH THE CAPABILITY TO EASILY EXPAND.

o PERMITS HAVE BEEN FILED WITH THE NEBRASKA DEPARTMENT OF ENVIRONMENTAL QUALITY AND ARE EXPECTED TO BE ISSUED.

o THE ENGINEERING-PROCUREMENT-CONSTRUCTION (EPC) CONTRACT WILL PROVIDE PERFORMANCE GUARANTEES COVERING PROCESS, COST AND SCHEDULE.

o DELTA-T HAS INDICATED AN INTEREST IN EQUITY POSITION IN NEDAK, BUT NO COMMITMENT HAS BEEN MADE.

                                    DELTA-T

                               EMPLOYMENT IMPACTS

  ACCORDING TO THE IMPACT STUDY DONE BY THE ECONOMIC DEVELOPMENT DEPARTMENT AT
       NEBRASKA PUBLIC POWER, THE PROJECT WILL BOOST THE LOCAL ECONOMY BY:

o   INCREASING THE VALUE OF LOCAL GRAIN.

o   CREATING A TOTAL OF 112 DIRECT AND INDIRECT JOBS.

o GENERATING MORE THAN $1.5 MILLION IN LOCAL RETAIL SALES, AND GENERATE $1.4 MILLION IN TAX REVENUE.


[Graphic Obmitted]   [Information given as text]   [see pdf.file for graphic]

                      Ethanol (Direct) Emp.  Other Sectors    Total Employment
                      ---------------------  -------------    ----------------

       Induced Jobs             0                18                   18

       Indirect Jobs            0                60                   60

       Direct Jobs             34                 0                   34
                              ----              ----                -----
           Total               34                78                  112
                              ====              ====                =====

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                            NEDAK INVESTMENT OPTIONS

        o    MINIMUM 3 UNITS = $30,000

        o    4 UNITS = $40,000

        o    5 UNITS = $50,000

        o    6 UNITS = $60,000

        o    7 UNITS = $70,000.....

        o    MAXIMUM INVESTMENT = 40% OF OUTSTANDING MEMBERSHIPS